UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: August 5, 2006
                      (Date of earliest event reported)


                            Nyer Medical Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                   Florida
               (State or other jurisdiction of incorporation)

             000-20175                              01-0469607
            (Commission                             (IRS Employer
             File Number)                           Identification No.)


            1292 Hammond Street, Bangor, Maine           04401
           (Address of principal executive offices)     (Zip Code)

                                 (207) 942-5273
                           Registrant's telephone number,
                               including area code


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240. 14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

  ( ) Pre-commencement communications pursuant to Rule l3e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))








Item 1.01  Entry into a Material Definitive Agreement.

As of August 4, 2006, D.A.W., Inc. ("DAW"), an 80% owned subsidiary of the Registrant, Nyer Medical Group, Inc., maintained employment agreements, with a one-year non-compete, with each of four of the five minority shareholders of DAW and the husband of the fifth minority shareholder (namely, Michael Curry, David Dumouchel, Mark Dumouchel, Wayne Gunter and Donato Mazzola). Each of such employees are "named executive officers" of the Registrant, as such term is defined under Item 402 of Regulation S-K of the Federal securities laws. The agreements each called for an annual base salary of $142,330. Each employee was also provided with a leased vehicle with an annual cost of approximately $8,800. In addition, each such employee was eligible to participate in DAW's benefit plans, including, health insurance and 401K. Moreover, such employees each received life insurance coverage in the aggregate of $2,000,000 -- $1,000,000 designated to DAW and $1,000,000 for the purpose of retiring the deceased shareholder's stock in DAW.

Such employment agreements expired by their terms on August 5, 2006 (Negotiations are ongoing to enter into new employment agreements). On the date of expiration, such employees entered into oral employment arrangements with DAW to become "at will" employees of DAW under the same terms and conditions as existed prior to the expiration of the employment agreements on August 5, 2006. "At will" means that each employee may resign his employment at any time and that DAW may terminate the employment of any such employee at any time for any reason or no reason, with or without cause and with or without notice.
































                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        Nyer Medical Group, Inc.


 Date: September 27, 2006               By: /s/ Karen L. Wright
                                            Karen L. Wright
                                            Chief Executive Officer